MASTERWORKS

AVAILABLE NOW



Matthew Wong

5:22 PM (2018)

27.2%
Similar Auction Sales
('20-24)

100%
Positive Internal
Appraisals on platform*

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MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

*Seven (7) artworks by Matthew Wong appraised positively from initial offering size. Masterworks internally appraises artworks that are held by entities administered by Masterworks Administrative Services. Masterworks' appraisals are only valid as of the effective appraisal date and are prepared in accordance with the 2025-2026 Uniform Standards of Professional Appraisal Practice, although there are potential conflicts of interest given Masterworks retains an ownership interest in the subject artworks as well as ownership of the Masterworks Platform. See more information in Important Disclosures.

Previous Masterworks offerings featuring artwork by Matthew Wong not included in set of similar sales to live offering. Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.